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                                                                     EXHIBIT 5.1

                   Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                                  One Financial Center
                               Boston, Massachusetts 02111

701 Pennsylvania Avenue, N.W.                      Telephone: 617/542-6000
Washington, D.C. 20004                             Fax: 617/542-2241
Telephone: 202/434-7300                            www.mintz.com
Fax: 202/434-7400

                                August 4, 1999



Sight Resource Corporation
100 Jeffrey Avenue
Holliston, Massachusetts 01746

Ladies and Gentlemen:


     You have requested our opinion with respect to the legality of up to 2,472,100 shares of Common Stock, par value $.01 per share (the "Shares"), to be issued by Sight Resource Corporation (the "Company") pursuant to Post-Effective Amendment No. 2 to a Form S-1 Registration Statement on Form S-3 filed by the Company on or about August 4, 1999 (the "Registration Statement") with the Securities and Exchange Commission for the issuance of the Shares upon the exercise of outstanding common stock purchase warrants.


     In connection with this opinion, we have examined the Registration Statement and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.


     On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the Registration Statement will be validly issued, fully paid, and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.



                              Very truly yours,

                              /s/ Mintz, Levin, Cohn, Ferris
                                  Glovsky and Popeo, P.C.
                              MINTZ, LEVIN, COHN, FERRIS,
                              GLOVSKY AND POPEO, P.C.